PROSPECTUS SUPPLEMENT NO. 1 (TO PROSPECTUS DATED OCTOBER 26, 2007)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-146561

BRISHLIN RESOURCES, INC.
_________________________
9,660,000 Shares
of Common Stock
Offered by Selling Shareholders

        This prospectus supplement supplements the prospectus dated October 26, 2007 (the “Prospectus”) relating to the resale by selling shareholders of our common stock. You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus.

        Effective December 11, 2007, we filed an amendment to our Articles of Incorporation with the Colorado Secretary of State to change our corporate name from Blue Star Energy, Inc. to Brishlin Resources, Inc. This prospectus supplement is being provided to update our corporate name throughout the Prospectus, and all references to “Blue Star Energy” in the Prospectus shall now be to “Brishlin Resources, Inc.”

Investing in our common stock involves risks that are described in the “RISK FACTORS”section beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 11, 2008